Filed Pursuant to Rule 424(b)(5)
Registration No. 333-68656
Prospectus Supplement to Prospectus dated September 24, 2001.
$500,000,000
Affiliated Computer Services, Inc.
$250,000,000 4.70% Senior Notes due 2010
$250,000,000 5.20% Senior Notes due 2015

          Affiliated Computer Services, Inc. will pay interest on the notes on June 1 and December 1 of each year. The first such payment will be made on December 1, 2005. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000.
      See “Risk Factors” beginning on page S-11 to read about important factors you should consider before buying the notes.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 4.70% Note		Per 5.20% Note
	due 2010	Total	due 2015	Total

Initial public offering price	99.966%	$249,915,000	99.747%	$249,367,500
Underwriting discount	0.600%	$1,500,000	0.650%	$1,625,000
Proceeds, before expenses, to Affiliated Computer Services, Inc.	99.366%	$248,415,000	99.097%	$247,742,500
      The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from June 6, 2005 and must be paid by the purchasers if the notes are delivered after June 6, 2005.

      The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on June 6, 2005.

Citigroup	Goldman, Sachs & Co.	JPMorgan
Bear, Stearns & Co. Inc.

BNP PARIBAS

BNY Capital Markets, Inc.

Lazard Capital Markets
Morgan Stanley
                                       SunTrust Robinson Humphrey
Wells Fargo Securities, LLC

Prospectus Supplement dated June 1, 2005.

       You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

       Generally, whenever we use the terms “we,” “our,” “us,” and “ACS,” we are referring to Affiliated Computer Services, Inc. and its consolidated subsidiaries. However, for purposes of the “Description of Notes” section of this prospectus supplement, and the “Description of Debt Securities,” the “Description of Capital Stock,” the “Description of Depositary Shares” and the “Description of Warrants” sections of the accompanying prospectus, and when the context otherwise requires, the terms “we,” “our,” “us,” and “ACS” refer only to Affiliated Computer Services, Inc. and not its consolidated subsidiaries. Except as otherwise stated in this prospectus supplement, generally, when we refer to the “notes,” we refer to the 2010 notes and the 2015 notes collectively.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
       All statements in this prospectus supplement, the accompanying prospectus, and incorporated by reference in this prospectus supplement and the accompanying prospectus, that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Also, when we use the words “believes,” “expects,” “anticipates,” “estimates,” “may,” “could,” “potential” or similar expressions, we are making forward-looking statements. While we have based any forward-looking statements contained herein on our current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risk Factors.” In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results.
ABOUT THIS PROSPECTUS SUPPLEMENT
       This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. If the information in this prospectus supplement differs from the information in the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

SUMMARY
      This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that is important to you. The “Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section in the accompanying prospectus contain more detailed information regarding the terms and conditions of the notes. To understand the offering and our business fully, we strongly encourage you to read carefully this entire prospectus supplement, the accompanying prospectus and the other documents we incorporate by reference as described under “Information We Incorporate by Reference”.
Affiliated Computer Services, Inc.
      We are a Fortune 500 and S&P 500 company with approximately 50,000 employees providing business process and information technology outsourcing solutions to commercial and government clients. Our clients have time-critical, transaction-intensive business and information processing needs, and we typically service these needs through long-term contracts. Our revenues for the nine months ended March 31, 2005 and the year ended June 30, 2004 totaled $3.14 billion and $4.1 billion, respectively.
      Our services enable businesses and government agencies to focus on core operations, respond to rapidly changing technologies and reduce expenses associated with business processes and information processing. Our business strategy is to expand our client base and enhance our service offerings through both marketing and acquisitions. Our marketing efforts focus on developing long-term relationships with clients that choose to outsource mission critical business processes and information technology requirements. Our business expansion has been accomplished both from internal growth as well as through acquisitions. Since inception, our acquisition program has resulted in growth and diversification of our client base, expansion of services and products offered, increased economies of scale and geographic expansion.
      We serve two primary markets, which include commercial and government clients. We provide business process outsourcing, information technology outsourcing, and systems integration services to our commercial sector clients. Our Commercial segment accounted for approximately $1.52 billion, or 48% of our revenues for the nine months ended March 31, 2005. These services are provided to a variety of clients nationwide, including manufacturers, healthcare providers and payors, retailers, wholesale distributors, utilities, higher education institutions, financial institutions, insurance companies and transportation companies. Our business process outsourcing services include administration, human resources, finance and accounting, customer care and payment services. Our information technology outsourcing services include mainframe, midrange, desktop, network and web-hosting solutions. Our systems integration services include application development and implementation, applications outsourcing, technical support and training, as well as network design and installation services.
      We are a leading provider of business process outsourcing and information technology outsourcing services to state and local governments. During the nine months ended March 31, 2005, revenues from our Government segment accounted for approximately $1.62 billion, or 52% of our revenues. We provide technology-based services with a focus on transaction processing and program management services such as child support payment processing, electronic toll collection, loan processing, welfare and community services and traffic violations processing. We also design, develop, implement and operate large-scale health and human services programs and the information technology solutions that support those programs.

Market Overview
      The demand for our services has grown substantially in recent years, and we believe that this will continue to increase in the future as a result of strategic, financial and technological factors. These factors include:

•	the desire of organizations to focus on their core competencies;

•	the increasing desire by organizations and governments to drive process improvements and improve the speed of and reduce the cost of execution;

•	the desire by organizations to have a workforce that is able to expand and contract in relation to their business volumes;

•	the increasing acceptance by organizations to utilize offshore resources for business process outsourcing;

•	the increasing complexity of information technology systems and the need to connect electronically with citizens, clients, suppliers and other external and internal systems;

•	the increasing requirements for rapid processing of information and the instantaneous communication of large amounts of data to multiple locations; and

•	the desire by organizations to take advantage of the latest advances in technology without the cost and resource commitment required to maintain in-house systems.
Business Strategy
      The key components of our business strategy include the following:

•	Expand Client Base. We seek to develop long-term relationships with new clients by leveraging our subject matter expertise, world-wide data manufacturing capabilities and infrastructure of information technology products and services. Our primary focus is to increase our revenues by obtaining new clients with recurring requirements for business process and information technology services.

•	Expand Existing Client Relationships. We seek to expand existing client relationships by increasing the scope and breadth of services we provide.

•	Build Recurring Revenues. We seek to enter into long-term relationships with clients to provide services that meet their ongoing business requirements while supporting their mission critical business process or information technology needs.

•	Provide Flexible Solutions. We offer custom-tailored business process and information technology solutions using a variety of proprietary and third-party licensed software on multiple hardware and systems software platforms and domestic and international workforces that are able to expand and contract in relation to clients’ business volumes.

•	Invest in Technology. We respond to technological advances and the rapid changes in the requirements of our clients by committing substantial amounts of our resources to the operation of multiple hardware platforms, the customization of products and services that incorporate new technology on a timely basis and the continuous training of our personnel.

•	Maximize Economies of Scale. Our strategy is to develop and maintain a significant client and account/transaction base to create sufficient economies of scale that enable us to achieve competitive costs.

•	Complete Strategic and Tactical Acquisitions. Our acquisition strategy is to acquire companies to expand the products and services we offer to existing clients, to obtain a presence in new, complementary markets and to expand our geographic presence.

•	Attract, Train and Retain Employees. We believe that attracting, training and retaining high quality employees is essential to our growth. We seek to hire motivated individuals with strong character and leadership traits and provide them with ongoing technological and leadership skills training.
Commercial
       Within the Commercial segment, we provide our clients with business process outsourcing, information technology outsourcing and systems integration services. Pricing for our services in the commercial market varies by type of service. For business process outsourcing services, we typically price these services on the basis of the number of accounts or transactions processed. Our information technology outsourcing services are normally priced on a resource utilization basis. Resources utilized include processing time, the number of desktops managed, professional services, data storage and retrieval utilization and output media utilized. Our systems integration services are generally offered on a time and materials basis to existing long-term clients under short-term contractual arrangements.
       Our Commercial services are comprised of:

•	Business Process Outsourcing — Our commercial business process outsourcing practice is currently focused in the following major categories:

•	Administration — We provide healthcare claims processing and total records management.

•	Human Resources — We provide benefit claims processing, employee services call centers, benefits administration, employee relocation, training administration and learning services, payroll services, vendor administration and employee assistance programs.

•	Finance and Accounting — We provide revenue/invoicing accounting, disbursement processing, expense reporting, procurement, payroll, cash management, fixed asset accounting, tax processing, general ledger and other services associated with finance and accounting that are process and technology sensitive.

•	Customer Care — Through our call centers, we provide customer interaction support, including activation and dispatch, problem resolution, retention, sales and technical support.

•	Payment Services — We provide loan origination and servicing, check processing and clearinghouse services.

•	Information Technology Outsourcing — We offer a complete range of information technology outsourcing solutions to commercial businesses desiring to improve the performance of their information technology organizations. Our information technology outsourcing solutions include the delivery of information processing services on a remote basis from host data centers that provide processing capacity, network management and desktop support.

•	Systems Integration Services — Our systems integration services include applications outsourcing, technical support and training, as well as network design and installation services.
Government
      We are a leading provider of business process outsourcing and information technology outsourcing services to state and local governments. Our Government segment includes our relationship with the U.S. Department of Education, for which we service Federal student loans, including the Department’s Direct Student Loan program. Our services help government agencies reduce operating costs, increase revenue streams and increase the quality of services to citizens. Government clients may terminate most of these contracts at any time, without cause, for convenience or lack of funding. Additionally, government contracts are generally subject to audits and investigations by government agencies. If the government finds that we improperly charged any costs to a contract, the costs are not reimbursable or, if already reimbursed, the cost must be refunded to the government.

      Pricing for our services in the government market is generally determined based on the number of transactions processed, human services cases managed or, in instances where a systems development project is required, for example, in state healthcare, we generally price our services on a fixed fee basis for the development work.
       Our Government segment consists of:

•	State Healthcare — We design, develop, implement and operate large-scale healthcare programs such as Medicaid, child and pharmacy benefit management programs, and the information technology solutions that support those programs.

•	Municipal Services — We provide to cities and local municipalities technology-based services and solutions with a focus on program management and transaction processing, including parking violation processing, records management, emergency medical services billing and collections programs, red light photo and speed enforcement systems and services, and court and juror management.

•	Children and Family Services — We are a major provider of child support payment processing services, including high volume remittance processing and disbursements, as well as associated employer outreach and customer service activities.

•	Transportation Systems and Services — We focus on three areas within our transportation systems and services: electronic toll collection (back office customer service and lane installation and integration), motor vehicle services (processing of fuel tax and registration revenues) and commercial vehicle operations (offering a national network that electronically checks safety credentials and weighs trucks at highway speed).

•	U.S. Department of Education — Our contract with the Department of Education, the Common Services for Borrowers contract, includes comprehensive loan servicing, consolidation loan processing, debt collection and portfolio management services.

•	Welfare and Community Solutions — We provide management, operations and systems service offerings to local Workforce Development Boards and Coalitions, thereby creating a government-mandated, integrated One-Stop system linking job seekers and job providers in accordance with government mandated requirements.

•	Finance and Revenue Solutions — We are a leading provider of unclaimed property collection services, currently serving 49 states, the District of Columbia and Puerto Rico.
Recent Development
       On May 26, 2005, we acquired the human resources consulting and outsourcing businesses of Mellon Financial Corporation for $405 million. We borrowed $356 million under our unsecured $1.5 billion credit facility to fund a portion of the purchase price. On or before September 30, 2005, we expect to borrow an additional $49 million under this facility to fund pension and deferred compensation obligations we assumed in connection with the Mellon acquisition. We intend to use the net proceeds from this offering to repay a portion of the outstanding borrowings under this facility. See “Use of Proceeds.” We believe this acquisition makes us a stronger competitor in the end-to-end human resource marketplace and strengthens our position as a leading global provider of business process outsourcing services.

       We were incorporated in Delaware on June 8, 1988. Our principal executive office is located at 2828 North Haskell Avenue, Dallas, Texas 75204, and our telephone number is (214) 841-6111.

The Offering

Issuer	Affiliated Computer Services, Inc.

Securities Offered	$250,000,000 aggregate principal amount of 4.70% Senior Notes due 2010

$250,000,000 aggregate principal amount of 5.20% Senior Notes due 2015

Maturity Date	2010 Notes: June 1, 2010

2015 Notes: June 1, 2015

Interest	Interest will accrue on the notes from June 6, 2005 and will be payable on June 1 and December 1 of each year, beginning on December 1, 2005.

Ranking	The notes will be our senior obligations and will rank equally with all of our existing and future unsecured senior indebtedness. The notes will not be guaranteed by any of our subsidiaries and, accordingly, the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

Optional Redemption	We may redeem the notes at any time at our option, in whole or in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed; or

• the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the 2010 notes and 20 basis points in the case of the 2015 notes.

We will also pay the accrued and unpaid interest on the notes being redeemed to the redemption date.

Covenants	The indenture, as amended and supplemented, including by the supplemental indentures governing the notes, will contain certain restrictions, including, among others, limitations that restrict our ability and the ability of our subsidiaries to:

• create or incur secured indebtedness;

• enter into certain sale and leaseback transactions; and

• merge or consolidate with another person.

Form and Denominations	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000.

Further Issuances	We may from time to time, without the consent of the holders of the notes, issue additional senior debt securities having the same ranking and the same interest rate, maturity and other terms as the notes of either series offered hereby except for the issue price and issue date and, in some cases, the first interest payment date.

Use of Proceeds	We intend to use the net proceeds from this offering to repay a portion of the outstanding borrowings under our unsecured $1.5 billion credit facility, which includes $356 million we recently borrowed to fund a portion of the purchase price paid in connection with our acquisition of the human resources consulting and outsourcing businesses of Mellon Financial Corporation. On or before September 30, 2005, we expect to borrow an additional $49 million under this facility to fund pension and deferred compensation obligations we assumed in connection with the Mellon acquisition. See “Use of Proceeds.”

Summary Historical Consolidated Financial Data
      The following summary historical consolidated financial data is qualified by reference to and should be read in conjunction with our consolidated financial statements and accompanying notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which are incorporated by reference into this prospectus. See “Where You Can Find More Information” in this prospectus supplement. These financial results reflect the impact of acquisitions completed in each of the periods presented, from the effective date of the acquisition.

	As of and for the Nine
	Months Ended March 31,		As of and for the Year Ended June 30,

	2005	2004(1)	2004(1)	2003	2002	2001	2000(2)

	(Unaudited)
	(In thousands, except per share amounts)
Statement of Income Data:
Revenues(3)	$3,136,767	$3,043,946	$4,106,393	$3,787,206	$3,062,918	$2,063,559	$1,962,542
Expenses:
Wages and benefits	1,320,612	1,345,541	1,790,479	1,716,946	1,350,057	904,684	854,162
Services and supplies	777,893	806,278	1,090,207	994,410	888,497	598,797	608,401
Rent, lease and maintenance	364,164	300,630	416,394	351,855	278,621	223,679	206,330
Depreciation and amortization	167,706	131,508	183,796	152,128	110,486	93,617	84,752
Gain on sale of business	—	(284,839)	(285,273)	—	—	—	—
Impairment charges	—	—	—	—	—	—	56,571
Other operating expenses	30,615	44,098	67,079	52,586	34,625	19,056	28,918

Total operating expenses	2,660,990	2,343,216	3,262,682	3,267,925	2,662,286	1,839,833	1,839,134

Operating income	475,777	700,730	843,711	519,281	400,632	223,726	123,408
Interest expense (net)	10,512	14,259	17,037	25,194	30,619	23,742	23,979
Net gain on divestitures	—	—	—	—	—	—	(85,846)
Other non-operating (income) expense, net(4)	(1,808)	(1,591)	(2,509)	3,140	9,557	(21,076)	(9,995)

Pretax profit	467,073	688,062	829,183	490,947	360,456	221,060	195,270
Income tax expense(5)	162,105	248,478	299,340	184,105	130,860	86,768	85,958

Net income(6)	$304,968	$439,584	$529,843	$306,842	$229,596	$134,292	$109,312

Earnings per share assuming dilution(7)	$2.33	$3.14	$3.83	$2.20	$1.76	$1.23	$1.03
Weighted average shares outstanding- diluted(7)	131,081	141,717	139,646	143,430	137,464	116,456	111,613
Balance Sheet Data:
Working capital(8)	$437,520	$384,814	$406,854	$422,022	$388,576	$528,563	$413,632
Total assets	4,207,831	3,814,271	3,907,242	3,698,705	3,403,567	1,891,687	1,656,446
Total long-term debt (less current portion)	390,889	146,200	372,439	498,340	708,233	649,313	525,619
Total stockholders’ equity	2,835,737	2,799,855	2,590,487	2,429,188	2,095,420	885,515	711,377
Other Data:
Ratio of earnings to fixed charges(9)	9.5	14.4	13.2	8.1	6.4	5.4	4.6
Net cash provided by (used in):
Operating activities(10)	$471,973	$269,494	$476,209	$545,305	$372,014	$141,914	$157,823
Investing activities	(418,997)	156,575	70,399	(320,083)	(1,598,164)	(69,138)	(315,778)
Financing activities	(83,343)	(438,216)	(520,879)	(207,866)	1,017,506	125,161	173,896
Free cash flow(10)(11)	$272,344	$79,741	$218,259	$291,665	$208,291	$21,149	$77,175

(1)	During our fiscal year 2004, we completed the sale of a majority of our Federal business. We recognized a pretax gain of $285.3 million ($182.3 million, net of income tax). We incurred $9.8 million ($6.2 million, net of income tax) for compensation costs associated with former employees in our Federal business, which is reflected in wages and benefits. We ceased depreciation and amortization related to the assets held for sale in our Federal business, recognizing a benefit of $6.2 million ($3.9 million, net of income tax). Also during our fiscal year 2004, we recorded the following adjustments related to a settlement with the Georgia Department of Community Health: a $6.7 million ($4.1 million, net of income tax) reduction in revenue resulting from the change in our percentage-of- completion estimates; a charge of $2.6 million ($1.6 million, net of income tax) associated with the cancellation of Phase II of our contract with the State of Georgia, included in services and supplies; and an accrual of $10 million ($6.3 million, net of income tax) that was paid to the State of Georgia pursuant to the settlement in the first quarter of our fiscal year 2005, included in other operating expenses. Fiscal year 2004 also includes $5.4 million ($3.4 million, net of income tax) related to the gain on sale of a small Federal contract included in other operating expenses and a $10 million ($6.3 million, net of income tax) accrual related to the settlement of an outstanding lawsuit over stock options issued in 1988, which was paid in the first quarter of our fiscal year 2005.

(2)	Fiscal year 2000 includes an $85.8 million gain on the sale of a business unit, $56.6 million of impairment charges, $15.4 million of accelerated expenses associated with loss contracts, severance, non-recurring litigation and a non-recurring charge related to a contractual dispute with a client, and $3.0 million of accelerated expenses in connection with the consolidation of certain business process outsourcing operations.

(3)	Revenues from operations divested through June 30, 2004 were $0.6 million and $257.2 million for the nine months ended March 31, 2005 and 2004, respectively, and $258 million, $709.5 million, $697.1 million, $692.6 million and $847.5 million for our fiscal years 2004, 2003, 2002, 2001 and 2000, respectively.

(4)	During our fiscal year 2001, we recorded a $12.8 million gain related to the sale of a non-strategic minority investment in ACS Merchant Services, Inc.

(5)	During the third quarter of our fiscal year 2005, we recognized $9.4 million of income tax benefits related to the divestiture of a majority of our Federal business during our fiscal year 2004.

(6)	During our fiscal years 2001 and 2000, we had after-tax goodwill amortization expense of $20.7 million and $18.8 million, respectively, which, beginning July 1, 2001, were no longer expensed under Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”

(7)	Weighted average shares outstanding-diluted reflects the effect of shares repurchased under our previously announced open market repurchase program commenced in September 2003. Share and per share information is presented giving effect to the two-for-one stock split of our Class A and Class B common shares that occurred February 22, 2002.

(8)	Working capital at June 30, 2000 includes $180.3 million of receivables from the divestiture of business units prior to June 30, 2000 and $43.4 million of assets held-for-sale from business units divested subsequent to June 30, 2000.

(9)	For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense, amortization of debt issue costs and a portion of rental expense representative of interest.

(10)	Net cash provided by operating activities and free cash flow for the nine months ended March 31, 2004 and fiscal year 2004 include the payment of $88.1 million of income taxes related to the divestiture of the majority of our Federal business.

(11)	Free cash flow is not defined under generally accepted accounting principles in the United States. Free cash flow is measured as operating cash flows (net cash provided by operating activities, as reported in our consolidated statements of cash flows) less capital expenditures (purchases of property, equipment and software, net of sales, as reported in our consolidated statements of cash flows) less additions to other intangible assets (as reported in our consolidated statements of cash flows). We believe this free cash flow metric provides an additional measure of available cash flow after we have satisfied the capital expenditure requirements of our operations, and should not be taken in isolation to be a measure of cash flow available for us to satisfy all our obligations and execute our business strategies. We also rely on cash flows from investing and financing activities, which together with free cash flow, are expected to be sufficient for us to execute our business strategies. Our measure of free cash flow may not be comparable to similarly titled measures of other companies.
       The following table reconciles free cash flow to net cash provided by operating activities for the periods indicated:

	As of and for the Nine
	Months Ended March 31,		As of and for the Year Ended June 30,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited)
	(In thousands)
Free Cash Flow Reconciliation:
Net cash provided by operating activities	$471,973	$269,494	$476,209	$545,305	$372,014	$141,914	$157,823
Purchases of property, equipment and software, net	(170,185)	(166,171)	(224,621)	(205,673)	(144,406)	(99,070)	(71,548)
Additions to other intangible assets	(29,444)	(23,582)	(33,329)	(47,967)	(19,317)	(21,695)	(9,100)

Free cash flow	$272,344	$79,741	$218,259	$291,665	$208,291	$21,149	$77,175

RISK FACTORS
       You should carefully consider the following risk factors, in addition to the other information contained in this prospectus supplement, the accompanying prospectus and contained in our periodic reports which are incorporated by reference into this prospectus supplement, before purchasing the notes in order to evaluate your investment.
Risks Related to Our Business

Loss of, or reduction of business from, significant clients could materially reduce our revenues, profitability and cash flow.
       Our revenues, profitability and cash flow could be materially adversely affected by the loss of significant clients and/or the reduction of volumes and services provided to our significant clients as a result of, among other things, their merger or acquisition, divestiture of assets or businesses, contract expiration or non-renewal, or business failure or deterioration. In addition, we incur fixed costs related to our information technology outsourcing and business process outsourcing clients. Therefore the loss of any one of our significant clients could leave us with a significantly higher level of fixed costs than is necessary to serve our remaining clients, thereby reducing our profitability and cash flow.

Significant investments made by us to attract and retain large outsourcing agreements could become impaired if the financial condition of any of the clients for whom we have made an investment deteriorates or if all or part of a client contract is terminated.
       In order to attract and retain large outsourcing contracts we sometimes make significant capital investments to perform the agreement, such as purchases of information technology equipment. The net book value of such assets recorded, including a portion of our intangible assets, could be impaired, and our earnings and cash flow could be materially adversely affected in the event of the early termination of all or a part of such a contract or the reduction in volumes and services thereunder for reasons such as, among other things, the client’s merger or acquisition, divestiture of assets or businesses, or business failure or deterioration.

Competition in new markets and the entry of competitors in existing markets could force us to lower prices or cause us to lose business to our competitors.
       We expect to encounter additional competition as we address new markets and new competitors enter our existing markets. If we are forced to lower our pricing or if demand for our services decreases, our business, financial condition, results of operations, and cash flow may be materially and adversely affected. Some of our competitors have substantially greater resources, and they may be able to use their resources to adapt more quickly to new or emerging technologies, to devote greater resources to the promotion and sale of their products and services, or to obtain client contracts where sizeable asset purchases, investments or financing support are required. In addition, we must frequently compete with a client’s own internal business process and information technology capabilities, which may constitute a fixed cost for the client.
       In the future, competition could continue to emerge from large computer hardware or software providers as they shift their business strategy to include services. Competition has also emerged from European and Indian offshore service providers seeking to expand into our markets and from large consulting companies seeking operational outsourcing opportunities.

We may have difficulties executing our acquisition strategy, which could impact our future growth and financial condition.
       We intend to continue to expand our business through the acquisition of complementary companies. We cannot, however, make any assurances that we will be able to identify any potential acquisition candidates or consummate any additional acquisitions or that any future acquisitions will be successfully integrated or will be advantageous to us. Without additional acquisitions, we are unlikely to maintain historical total growth rates.

Failure to properly manage our operations and our growth could impair our ability to service our existing clients and impede our ability to attract new business.
       We have rapidly expanded our operations in recent years. We intend to continue expansion in the foreseeable future to pursue existing and potential market opportunities. This rapid growth places a significant demand on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures, and controls on a timely basis. If we fail to implement these systems, procedures and controls on a timely basis, we may not be able to service our clients’ needs, hire and retain new employees, pursue new business, complete future acquisitions or operate our businesses effectively. We could also trigger contractual credits to clients. Failure to properly transition new customers to our systems, properly budget transition costs or accurately estimate new contract operational costs could result in delays in our contract performance, trigger service level penalties or result in contracts whose profit margins did not meet our expectations or our historical profit margins. Failure to properly integrate acquired operations could result in increased cost. As a result of any of these problems associated with expansion, our business, financial condition, results of operations and cash flow could be materially and adversely affected.

Our government contracts generally allow for termination at any time without cause, contain extensive audit and investigation rights and may be subject to future Congressional appropriations, any of which could hurt our revenues, profits and cash flow.
       Approximately half of our revenues are derived from contracts with state and local governments and from a contract with the Department of Education. Governments and their agencies may terminate most of these contracts at any time, without cause. Also, our Department of Education contract is subject to the approval of appropriations being made by the United States Congress to fund the expenditures to be made by the Federal government under this contract. Additionally, government contracts are generally subject to audits and investigations by government agencies. If the government finds that we improperly charged any costs to a contract, the costs are not reimbursable or, if already reimbursed, the cost must be refunded to the government. If the government discovers improper or illegal activities in the course of audits or investigations, the contractor may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government. Any resulting penalties or sanctions could have a material adverse effect on our business, financial condition, results of operations and cash flow. Further, the negative publicity that arises from findings in such audits, investigations or the penalties or sanctions therefor could have an adverse effect on our reputation in the industry and reduce our ability to compete for new contracts and may also have a material adverse effect on our business, financial condition, results of operations and cash flow.

Protests of government contract awards could cause us to incur significant additional costs or lead to termination of the contract.
       After an award of a government contract, a competing bidder may protest the award. If we are awarded the contract and it is protested, it will be necessary to incur costs to defend the award of the contract, which costs may be significant and could include hiring experts to defend the basis for the contract award. Some contract protests may take years to resolve. In some instances where we are awarded a contract, the contracting government entity may request that we sign a contract and commence services, even though the contract award has been protested. If the protest is upheld, then our contract would be terminated and the amounts due to us for services that have been performed to date would be subject to payment pursuant to the terms of the terminated contract. Such terms may not provide for full recovery of our incurred costs. In addition, we may suffer negative publicity as the result of any contract protest being upheld and our contract being terminated. Further, if there is a re-bid of the contract, we would incur additional costs associated with the re-bid process and be subject to a potential protest if we are awarded a subsequent contract.

Our clients may seek contract credits, contract termination or damages if we fail to achieve specified service levels.
       Most of our contracts with our clients permit termination in the event our performance is not consistent with service levels specified in those contracts, or provide for credits to our clients for failure to meet service levels. In addition, if clients are not satisfied with our level of performance, our clients may seek damages as permitted under the contract and/or our reputation in the industry may suffer, which could materially and adversely affect our business, financial condition, results of operations, and cash flow.

Our contracts contain pricing risks, including set fee arrangements and re-pricing provisions, which may not permit us to recover our costs.
       Many of our contracts contain provisions requiring that our services be priced based on a pre-established standard or benchmark regardless of the costs we incur in performing these services. Many of our contracts contain pricing provisions that require the client to pay a set fee for our services regardless of whether our costs to perform these services exceed the amount of the set fee. Some of our contracts contain re-pricing provisions which can result in reductions of our fees for performing our services. In such situations, we are exposed to the risk that we may be unable to price our services to levels that will permit recovery of our costs, and may adversely affect our operating results and cash flow.

The actuarial consulting services business we recently acquired may give rise to claims against us.
       Recently, we acquired the human resources consulting business of Mellon Financial Corporation, which includes actuarial consulting services related to commercial, governmental and Taft-Hartley pension plans. Providers of these types of consulting services have experienced frequent claims, some of which have resulted in litigation and significant settlements and judgments, particularly when investment markets have performed poorly and pension funding levels have been adversely impacted. If any similar claim is made against us in the future, our business, financial condition, results of operations and cash flow could be materially adversely affected as a result of the time and cost required to defend such a claim, the cost of settling such a claim or paying any judgments resulting therefrom, or the damage to our reputation in the industry that could result from the negative publicity surrounding such a claim.

Loss of significant software vendor relationships could result an inability to serve our clients.
       Our ability to service our clients depends to a large extent on our use of various software programs that we license from a small number of primary software vendors. If our significant software vendors were to terminate, refuse to renew our contracts with them or offer to renew our contracts with them on less advantageous terms than previously contracted, we might not be able to replace the related software programs and would be unable to serve our clients or we would recognize reduced margins from the contracts with our clients, either of which could have a material adverse effect on our business, revenues, profitability and cash flow.

Intellectual property infringement claims could require us to incur substantial costs to defend the claims, purchase new licenses or redesign our products or services.
       We rely heavily on the use of intellectual property. We do not own the majority of the software that we use to run our business; instead we license this software from a small number of primary vendors. If these vendors assert claims that we or our clients are infringing on their software or related intellectual property, we could incur substantial costs to defend these claims, which could have a material effect on our profitability and cash flow. In addition, if any of our vendors’ infringement claims are ultimately successful, our vendors could require us to:

•	cease selling or using products or services that incorporate the challenged software or technology,

•	obtain a license or additional licenses from our vendors, or

•	redesign our products and services which rely on the challenged software or technology.
       If we are unsuccessful in the defense of an infringement claim and our vendors require us to initiate any of the above actions, then such actions could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Rapid technological changes require us to commit substantial resources to produce new products and services to remain competitive in our marketplace.
       The markets for our business process and information technology services are subject to rapid technological changes and rapid changes in client requirements. We may be unable to timely and successfully customize products and services that incorporate new technology or to deliver the services and products demanded by the marketplace.

Failure to comply with Federal and State privacy laws could result in monetary damages, fines and/or criminal prosecution.
       We process and store information relating to identifiable individuals, both in our role as a service provider and as an employer. As a result, we are subject to numerous Federal and State laws and regulations designed to protect individually identifiable information, including financial and health information. For example, in 1996, Congress passed the Health Insurance Portability and Accountability Act and as required therein, the Department of Health and Human Services established regulations governing, among other things, the privacy, security and electronic transmission of individually identifiable health information. We have taken measures to comply with each of those regulations on or before the required dates. Other Federal and State laws apply to the processing of individually identifiable information as well, and additional legislation may be enacted at any time. Failure to comply with these types of laws may subject us to liability for monetary damages, fines and/or criminal prosecution and may have a material adverse effect on our profitability and cash flow.

Budget deficits at, or fluctuations in the number of requests for proposals issued by, state and local governments and their agencies could reduce our future business, revenues, results of operations and cash flow.
       Approximately half of our revenues are derived from contracts with state and local governments and their agencies. Currently, many state and local governments that we have contracts with are facing potential budget deficits. Also, the number of requests for proposals issued by state and local government agencies is subject to fluctuation. While this has not had a material adverse impact on our results of operations through the third quarter of fiscal year 2005, it is unclear what impact, if any, these deficits may have on our future business, revenues, results of operations and cash flow.

Our global operations and international expansion expose us to complex management, legal, foreign currency, tax and economic risks.
       Recently we have expanded our international operations and have also contemplated the acquisition of companies formed and operating in foreign countries. We have approximately 15,000 employees in Mexico, Guatemala, India, Ghana, Jamaica, Dominican Republic, Spain, Malaysia, Ireland, Germany and China, as well as several other countries, that support our commercial business process outsourcing services. Our international operations and acquisitions are subject to a number of risks. These risks include the possible impact on our operations of the laws of foreign countries where we may do business, data privacy laws, and laws regarding licensing and labor counsel requirements. In addition, we may experience difficulty integrating the management and operations of businesses we acquire internationally, and we may have difficulty attracting, retaining and motivating highly skilled and qualified personnel to staff key managerial positions in our ongoing international operations. Further, our international operations and acquisitions are subject to a number of risks related to general economic and political conditions in foreign countries where we operate, including, among others, fluctuations in foreign currency exchange rates, cultural differences, political instability and additional expenses and risks inherent in conducting operations in geographically distant locations. Our international operations and acquisitions may also be impacted by trade restrictions, such as tariffs and duties or other trade controls imposed by the United States or other jurisdictions, as well as other factors that may adversely affect our business, financial condition and operating results.

Armed hostilities and terrorist attacks may adversely affect the markets in which we operate, our operations and our profitability.
       Terrorist attacks and further acts of violence or war may cause major instability in the U.S. and other financial markets in which we operate. In addition, armed hostilities and acts of terrorism may directly impact our physical facilities and operations, which are located in North America, Central America, South America, Europe, Africa, Australia, Asia and the Middle East, or those of our clients. These developments subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business.

Failure to attract and retain necessary technical personnel, skilled management and qualified subcontractors could adversely impact our ability to maintain and grow our business.
       Our success depends to a significant extent upon our ability to attract, retain and motivate highly skilled and qualified personnel and to subcontract with qualified, competent subcontractors. If we fail to attract, train, and retain, sufficient numbers of these technically-skilled people or are unable to contract with qualified, competent subcontractors, our business, financial condition, and results of operations will be materially and adversely affected. Experienced and capable personnel in the technology industry remain in high demand, and there is continual competition for their talents. Our success also depends on the skills, experience, and performance of key members of our management team and on qualified, competent subcontractors. The loss of any key employee or the loss of a key subcontract relationship could have an adverse effect on our business, financial condition, cash flow, results of operations and prospects.

In certain circumstances, we may be required to purchase loans made under the Federal Family Education Loan Program due to our servicing errors, which could decrease our profitability and cash flow.
       We service (for various lenders and under various service agreements) a portfolio of approximately $20.6 billion of loans, as of March 31, 2005, made under the Federal Family Education Loan Program, which loans are guaranteed by a Federal government agency. If a loan is in default, then a claim is made upon the guarantor. If the guarantor denies the claim because of a servicing error, then under certain of the servicing agreements we may be required to purchase the loan from the lender. Upon purchase of the loan, we attempt to cure the servicing errors and either sell the loan back to the guarantor (which must occur within a specified period of time) or sell the loan on the open market to a third party. We are subject to the risk that we may be unable to cure the servicing errors or sell the loan on the open market. Our reserves, which are based on historical information, may be inadequate if our servicing performance results in the requirement that we repurchase a substantial number of loans, which repurchase could have a material adverse impact on our cash flow and profitability.

Disruptions in utility or network services could interrupt our ability to operate our business and service our clients.
       Our services are dependent on the companies providing electricity and other utilities to our operating facilities, as well as network companies providing connectivity to our facilities and clients. While there are backup systems in many of our operating facilities, an extended outage of utility or network services may have a material adverse effect on our operations, revenues, cash flow and profitability.

If we are required to satisfy certain indemnification obligations our business, profits and cash flow may be negatively impacted.
       Our contracts, including our agreements with respect to divestitures, include various indemnification obligations. If we are required to satisfy an indemnification obligation, that may have a material adverse effect on our business, profitability and cash flow.
Risks Relating to the Notes

There is no established trading market for the notes, which means there are uncertainties regarding the price and terms on which a holder could dispose of the notes, if at all.
       The notes will constitute a new issue of securities with no established trading market. We have not applied to list the notes on any national securities exchange or inter-dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time, in their sole discretion. As a result, we are unable to assure you as to the presence or the liquidity of any trading market for the notes.
       We cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market and the number of available buyers; and

•	the market for similar securities.
       You should not purchase notes unless you understand and know you can bear all of the investment risks involving the notes.

The notes are obligations exclusively of Affiliated Computer Services, Inc. and not of our subsidiaries and payments to holders of the notes will be effectively subordinated to the claims of our subsidiaries’ creditors.
       The notes are obligations exclusively of Affiliated Computer Services, Inc. and not of our subsidiaries. We conduct a substantial part of our operations through our subsidiaries, and our subsidiaries generate a significant part of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are important sources of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the notes. In addition, holders of the notes will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.
       Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of the notes to participate in those assets will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries. As of March 31, 2005, our subsidiaries had approximately $611.8 million of indebtedness and other liabilities.

Payments on the notes will be effectively subordinated to claims of our future secured creditors.
       The notes represent unsecured obligations of Affiliated Computer Services, Inc. Accordingly, our secured creditors will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, our secured creditors will have a superior claim to their collateral. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our unsecured senior indebtedness, and with all of our other general senior creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, holders of notes may receive less, ratably, than our secured creditors. As of March 31, 2005, we had $14.7 million of secured debt. The indenture governing the notes restricts, subject to a number of exceptions, our ability to incur indebtedness secured by our assets. See “Description of the Notes — Limitation on Our Ability to Incur Liens.”

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the notes.
       The terms of the notes do not prevent us from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into a variety of transactions even though the transactions could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes.

USE OF PROCEEDS
      We expect to receive net proceeds from this offering of approximately $496 million after deducting underwriting discounts and commissions and expenses. We intend to use the net proceeds to repay a portion of the outstanding borrowings under our unsecured $1.5 billion credit facility, which includes $356 million we borrowed on May 26, 2005 to fund a portion of the purchase price paid in connection with our acquisition of the human resources consulting and outsourcing businesses of Mellon Financial Corporation. On or before September 30, 2005, we expect to borrow an additional $49 million under this facility to fund pension and deferred compensation obligations we assumed in connection with the Mellon acquisition. See “Summary — Affiliated Computer Services, Inc. — Recent Development.” We use our unsecured $1.5 billion credit facility to fund our business on an ongoing basis and we intend to continue to do so in the future. Amounts being repaid under our unsecured $1.5 billion credit facility will be available for future borrowings.
      At May 26, 2005, we had $764 million in outstanding borrowings under our unsecured $1.5 billion credit facility, including the amount borrowed in connection with the Mellon acquisition. These outstanding borrowings, as of the date of this prospectus supplement, bear interest at 3.78% for substantially all of the amount outstanding. At May 26, 2005, we had $99 million of outstanding letters of credit under the unsecured $1.5 billion credit facility, which secure certain contractual performance and other obligations. The lending commitments under our unsecured $1.5 billion credit facility are scheduled to terminate in October 2009. Since the inception of our unsecured $1.5 billion credit facility in October 2004, draws made thereunder have been utilized to refinance borrowings and letters of credit outstanding under our predecessor credit facility, to fund all or a portion of the purchase price payable in connection with our acquisitions and to repurchase shares of our Class A common stock, as well as for working capital and general corporate purposes.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

Nine Months
Ended March 31,		Fiscal Year Ended June 30,

2005	2004	2004	2003	2002	2001	2000

9.5	14.4	13.2	8.1	6.4	5.4	4.6
      For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense, amortization of debt issue costs and a portion of rental expense representative of interest.

CAPITALIZATION
      The following table presents our capitalization as of March 31, 2005 on an actual basis and as adjusted to give effect to the issuance of the notes hereby and the application of the estimated net proceeds therefrom as described under “Use of Proceeds.” The table should be read in conjunction with our consolidated financial statements and related notes and other financial data included in or incorporated by reference into this prospectus supplement.

	As of March 31, 2005

	Actual	As Adjusted

	(Dollars in thousands)
Short-term debt (including current portion of long-term debt)	$7,206	$7,206

Long-term debt:
Long-term debt (less current portion)(1)	390,889	7,489
Notes offered hereby	—	499,283	(2)

Total long-term debt(1)	390,889	506,772

Stockholders’ Equity
Class A common stock	1,376	1,376
Class B common stock	66	66
Additional paid-in capital	1,780,628	1,780,628
Accumulated other comprehensive income, net	79	79
Retained earnings	1,905,220	1,905,220
Treasury stock at cost, 16,986 shares	(851,632)	(851,632)

Total stockholders’ equity	2,835,737	2,835,737

Total capitalization	$3,233,832	$3,349,715

(1)	Includes amounts outstanding under our unsecured $1.5 billion credit facility. At May 26, 2005, we had approximately $764 million outstanding under this facility, including $356 million we borrowed to fund a portion of the purchase price paid in connection with our acquisition of the human resources consulting and outsourcing businesses of Mellon Financial Corporation on that date. On or before September 30, 2005, we expect to borrow an additional $49 million under this facility to fund pension and deferred compensation obligations we assumed in connection with the Mellon acquisition. Of the amount outstanding under the facility, we intend to repay approximately $496 million with the net proceeds we will receive from this offering after deducting underwriting discounts and commissions and expenses. See “Use of Proceeds.”

(2)	Reflects the aggregate principal amount of the notes, less issuance discount.

DESCRIPTION OF NOTES
       We have summarized provisions of the notes below. This summary supplements and, to the extent inconsistent with, replaces the description of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. You should read the following information in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus.
General
       We will issue the 2010 notes and 2015 notes under an indenture to be dated as of June 6, 2005 between us and The Bank of New York Trust Company, N.A., as trustee, as amended and supplemented by an indenture supplement with respect to each of the 2010 notes and the 2015 notes, each to be dated as of June 6, 2005, and as may be further supplemented from time to time (collectively, the “Indenture”). The terms of each supplemental indenture are substantially similar, but differ with regard to a few items, including the maturity date and interest rate provisions, as more fully described below. The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. Although for convenience the 2010 notes and the 2015 notes are referred to as the “notes,” each will be issued as a separate series and will not together have any class voting rights. Accordingly, for purposes of this Description of Notes, references to the “notes” shall be deemed to refer to each series of notes separately, and not to the 2010 notes and the 2015 notes on any combined basis.
       The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness from time to time outstanding. The notes are obligations exclusively of Affiliated Computer Services, Inc. and not of our subsidiaries. We conduct a substantial part of our operations through our subsidiaries, and our subsidiaries generate a significant part of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are important sources of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the notes. In addition, holders of the notes will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of the notes to participate in those assets, will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.
       We are initially offering the 2010 notes with an aggregate principal amount of $250 million, and the 2015 notes with an aggregate principal amount of $250 million. In each case, the notes will be issued in denominations of $2,000 and in integral multiples of $1,000, in fully registered form. We may, without the consent of the holders, issue additional notes and thereby increase the principal amount of the 2010 notes or the 2015 notes in the future, on the same terms and conditions and with the same CUSIP numbers as the notes we offer by this prospectus supplement, except for the issue price and issue date and, in some cases, the first interest payment date.
       The 2010 notes will mature on June 1, 2010. Interest on the 2010 notes will accrue from June 6, 2005 at a rate of 4.70% per annum. The 2015 notes will mature on June 1, 2015. Interest on the 2015 notes will accrue from June 6, 2005 at a rate of 5.20% per annum. We:

•	will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

•	will pay interest on the notes semi-annually on June 1 and December 1 in each year, commencing December 1, 2005, and at maturity;

•	will make each interest payment to the persons in whose names the notes are registered at the close of business on the May 15 and November 15 before such interest payment date;

•	will make payments on the notes at our office or agency maintained for that purpose in the borough of Manhattan, City of New York; and

•	will make payments in immediately available funds so long as the notes are registered in the name of Cede & Co.; otherwise payment of interest may be made by check or draft mailed to such address as appears on the notes register.
       In the event that any interest payment date or maturity date is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. The term “business day” means any day that is not a “legal holiday.” The term “legal holiday” means a Saturday, a Sunday or a day on which banking institutions in the city of New York, New York or a place of payment are authorized or obligated by law, regulation or executive order to remain closed.
       The notes will not have the benefit of any sinking fund.
Optional Redemption
       All or a portion of the 2010 notes or the 2015 notes, or both, may be redeemed at our option at any time or from time to time upon notice given by mail. We will mail notice of any redemption at least 30 days, but not more than 60 days, before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.
       The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined below), as determined by the Reference Treasury Dealer (as defined below), plus 15 basis points in the case of the 2010 notes and 20 basis points in the case of the 2015 notes, plus, in each case, accrued and unpaid interest on the notes being redeemed to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the Indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
       On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all the notes are to be redeemed, the notes to be redeemed shall be selected, from the outstanding notes not previously called for redemption, either pro rata, by lot or by such other method as the trustee shall deem fair and appropriate.
       For purposes of this section “— Optional Redemption,” the following terms have the following meanings:
       “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes.
       “Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference

Treasury Dealer Quotations, the average of all such quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.
       “Reference Treasury Dealer” means (A) Citigroup Global Markets Inc., Goldman, Sachs & Co. or J.P. Morgan Securities Inc. or their respective affiliates which are Primary Treasury Dealers, and its successors; provided, however, that if Citigroup Global Markets Inc., Goldman, Sachs & Co. or J.P. Morgan Securities Inc. shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the trustee after consultation with us.
       “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.
       “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.
Limitation on Our Ability to Incur Liens
       Other than as provided below under “— We May Incur Permitted Liens and We May Enter into Permitted Sale/ Leaseback Transactions,” so long as any of the notes are outstanding, neither we nor any of our Subsidiaries may create, incur, assume or suffer to exist any Lien upon any (i) of our property or assets or those of our Subsidiaries or (ii) stock of any Subsidiary or (iii) Debt of our Subsidiaries owed to us or to another of our Subsidiaries, in each case whether now owned or hereafter acquired, to secure any Debt without equally and ratably securing all outstanding notes, except for:

•	Liens existing on the date of the supplemental indentures relating to the notes;

•	any extension, renewal or replacement (or successive extensions, renewals or replacements) of any Lien existing on the date of the supplemental indentures relating to the notes, so long as any such extension, renewal or replacement does not extend to or cover any of our property or assets or any of our Subsidiaries’ property or assets other than the property or assets that were the subject of the Lien existing on the date of the supplemental indentures relating to the notes;

•	Liens on property or assets existing at the time we or any of our Subsidiaries acquires such property or assets, provided that such Liens (1) are not incurred in connection with, or in contemplation of the acquisition of the property or assets acquired and (2) do not extend to or cover any of our property or assets or any of our Subsidiaries’ property or assets other than the property or assets so acquired;

•	(x) claims and Liens for taxes; (y) claims and Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute of the merits; and (z) claims and Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other like Liens; so long as, for the purposes of each of clauses (x), (y) and (z), the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings diligently conducted, reserve or other appropriate provisions (if any) required by GAAP shall have been made, and levy and execution thereon have been stayed and continue to be stayed;

•	good-faith pledges, Liens, or deposits made to secure performance of bids, tenders, insurance or other contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds as all such Liens arise in the ordinary course of business;

•	encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which impairs in any material respect the use of such property in the ordinary conduct of our business or the business of our Subsidiaries and no defects of which have a material adverse effect on our business or that of our Subsidiaries;

•	pledges or deposits made to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, pensions, or other social security programs, but expressly excluding any Liens in favor of the Pension Benefit Guaranty Corporation or any successor thereof, or otherwise under ERISA;

•	Liens of landlords or of mortgagees of landlords on fixtures and movable tangible property located on premises leased in the ordinary course of business;

•	Liens on accounts receivable so long as we or our Subsidiaries do not sell, assign, transfer, or otherwise dispose of, in one or a series of transactions, all or substantially all of the assets (determined on a consolidated basis in respect of us and our Subsidiaries), other than in a transaction between us and one or more of our Subsidiaries or between our Subsidiaries;

•	Liens created on any property or assets leased to or purchased by us or any of our Subsidiaries securing directly or indirectly obligations issued in favor of any state or local government or governmental agency in connection with certain tax-exempt financings;

•	Liens on any property or assets of a corporation or other entity existing at the time such corporation or entity becomes our Subsidiary or is merged into or consolidated with us or a Subsidiary of ours or at the time of a sale, lease or other disposition of the properties of such corporation or entity as an entirety or substantially as an entirety to us or a Subsidiary of ours; provided that such Liens (1) are not incurred in connection with or in contemplation of such corporation or entity becoming a Subsidiary of ours or merging or consolidating with us or a Subsidiary of ours or are not incurred in connection with or in contemplation of the sale, lease or other disposition of the properties of such corporation or other entity and (2) do not extend to or cover any of our property or assets or any of our Subsidiaries’ property or assets other than the property or assets of such corporation or other entity; and

•	purchase money Liens upon or in any real or personal property (including fixtures and other equipment) we or any of our Subsidiaries hold or have acquired to secure the purchase price of such property or to secure indebtedness incurred solely to finance or refinance the acquisition or improvement of such property and incurred within 180 days after completion of such acquisition or improvement, provided that no such Lien will extend to or cover any property other than the property being acquired or improved.
      For purposes of this section “— Limitation on Our Ability to Incur Liens,” the term “Lien” means:

any lien, security interest, charge, mortgage, pledge or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest other than an agreement to secure Debt equally and ratably upon the incurrence of other secured Debt).
Limitation on Our Ability to Enter into Sale/ Leaseback Transactions
      Other than as provided below under “— We May Incur Permitted Liens and We May Enter into Permitted Sale/ Leaseback Transactions,” so long as any of the notes are outstanding, neither we nor any of our Subsidiaries may enter into any Sale/ Leaseback Transaction for a period of more than 24 months unless:

•	we or such Subsidiary would be entitled, pursuant to the provisions described in the bullet points under “— Limitation on Our Ability to Incur Liens” above, to create, incur, assume or suffer to exist a Lien on the property or assets subject to such Sale/ Leaseback Transaction; or

•	the net proceeds of the sale or the fair market value of the property or assets, whichever is greater (which may be conclusively determined by our Board of Directors), are applied within 120 days to the optional retirement of our unsubordinated Debt or the Debt of our Subsidiaries then outstanding maturing more than one year after the date of receipt of such net proceeds by us or our Subsidiary.
       For purposes of this section “— Limitation on Our Ability to Enter Into Sale/ Leaseback Transactions,” the term “Sale/ Leaseback Transaction” means:

any arrangement with any Person (other than us or any of our Subsidiaries) providing for a capitalized lease by us or any of our Subsidiaries of any property which has been or is to be sold or transferred by us or any of our Subsidiaries to such Person or to any Person (other than us or any of our Subsidiaries) by whom funds have been or are to be advanced on the security of the leased property.
We May Incur Permitted Liens and We May Enter into Permitted Sale/ Leaseback Transactions
       Notwithstanding the restrictions set forth above under “— Limitation on Our Ability to Incur Liens” and “— Limitation on our Ability to Enter into Sale/Leaseback Transactions,” we or any of our Subsidiaries may create, incur, assume or suffer to exist any Liens or enter into any Sale/Leaseback Transactions not otherwise permitted as described above, provided that at the time of such event, and after giving effect to that event, the aggregate amount of all Debt secured by Liens permitted by this paragraph (excluding the Liens permitted pursuant to the bullet points under “— Limitation on Our Ability to Incur Liens” above) and the aggregate amount of all Attributable Debt in respect of Sale/Leaseback Transactions permitted by this paragraph (excluding the Sale/Leaseback Transactions permitted under “— Limitation on Our Ability to Enter into Sale/Leaseback Transactions” above), measured, in each case, at the time any such Lien is incurred or any such Sale/Leaseback Transaction is entered into, by us or any of our Subsidiaries does not exceed 15% of our consolidated stockholders’ equity, as determined in accordance with GAAP.
       For purposes of this section “— We May Incur Permitted Liens and We May Enter into Permitted Sale/Leaseback Transactions,” the term “Attributable Debt” with respect to any Sale/Leaseback Transaction means:

the present value of the minimum rental payments called for during the term of the lease (including any period for which such lease has been extended), determined in accordance with GAAP, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.
Additional Event of Default
       In addition to the events of default described in the accompanying prospectus under the heading “Description of Debt Securities — Events of Default,” an event of default, with respect to the notes so long as any of the notes are outstanding, will also mean:

there is a failure to pay when due or a default in the payment of our Debt or any Debt of our Subsidiaries, other than the notes, aggregating more than $100 million in principal amount after giving effect to any applicable grace period, or in the performance of any other term or provision of any of our Debt or any Debt of our Subsidiaries, other than the notes, in excess of $100 million in principal amount that results in such Debt becoming or being declared due and payable before the date on which it would otherwise become due and payable, and such acceleration is not rescinded or annulled, or such Debt has not been discharged, within a period of 15 days after there has been given written notice specifying such default as provided in the Indenture.

Consolidation, Merger or Sale of Assets
       The Indenture will generally permit us to consolidate or merge with another entity. It will also permit us to sell all or substantially all of our assets. However, we will only consolidate or merge with or into another entity, or sell all or substantially all of our assets, in accordance with the terms and conditions of the Indenture. With respect to the notes, the “Consolidation, Merger or Sale of Assets” provisions below replace the “Consolidation, Merger or Sale of Assets” provisions described in the accompanying prospectus. So long as any of the notes are outstanding, we may, in any transaction or series of related transactions, consolidate with another entity to form a new entity, or merge into any other entity, or transfer or dispose of our assets substantially as an entirety to any other entity only if:

•	the resulting or surviving entity assumes by a supplemental indenture the due and punctual payment of the principal of (and premium, if any) and interest on the notes and the performance of our covenants and obligations under the Indenture and the notes;

•	immediately after giving effect to the transaction, no default or event of default with respect to the notes would occur and be continuing;

•	we or our successor shall take those steps that are necessary to secure all outstanding notes equally and ratably with any Debt secured by a Lien, which would not be permitted under “— Limitation on Our Ability to Incur Liens,” that our property or assets would become subject to as a result of any transaction; and

•	a specified officers’ certificate and an opinion of counsel are delivered to the trustee, each stating that the transaction and the supplemental indenture comply with the provisions of the Indenture.
       The remaining or acquiring entity will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. Thereafter, the successor entity may exercise our rights and powers under the Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board of Directors or any of our officers may be done by the board or officers of the successor entity.
Book-Entry Delivery and Settlement
       We will issue the 2010 notes and the 2015 notes in the form of one or more permanent global securities in definitive, fully registered form. The global securities will be deposited with or on behalf of The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.
       DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934;

•	DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

•	access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the SEC.
       We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, the underwriters nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.
       We expect that under procedures established by DTC:

•	upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•	ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.
       The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.
       So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global security for all purposes under the Indenture and under the notes. Except as described below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive the notes in the form of a physical certificate and will not be considered the owners or holders of the notes under the Indenture or under the notes, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or the global security.
       Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s records relating to the notes or relating to payments made by DTC on account of the notes, or any responsibility to maintain, supervise or review any of DTC’s records relating to the notes.
       We will make payments on the notes represented by the global securities to DTC or its nominee, as the registered owner of the notes. We expect that when DTC or its nominee receives any payment on the notes represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.
       Payments on the notes represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC rules and will be settled in immediately available funds.

Certificated Notes
       We will issue certificated notes to each person that DTC identifies as the beneficial owner of notes represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•	an event of default has occurred with respect to the notes and is continuing; or

•	we decide not to have such notes represented by a global security.
       Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the notes to be issued.
Same-Day Settlement and Payment
       Settlement for the notes will be made by the underwriters in immediately available funds. So long as the notes are represented by global securities registered in the name of DTC or its nominee, all payments of principal and interest will be made by us in immediately available funds. In addition, so long as the notes are represented by such global securities, the notes will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.
The Trustee
       The Bank of New York Trust Company, N.A. will serve as the trustee under the Indenture.
Certain Definitions With Respect to the Notes
       “Board of Directors” means our Board of Directors or any committee thereof duly authorized, with respect to any particular matter, to act by or on behalf of our Board of Directors.
       “Debt” of any Person means, without duplication, (i) all indebtedness of that Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of that Person or only to a portion thereof), (ii) all obligations of that Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of that Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, bid or performance bonds and other similar obligations issued by or for the account of that Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if that drawing is reimbursed not later than 30 business days following demand for reimbursement, (iv) all obligations of that Person to pay the deferred and unpaid purchase price of property or services, except trade payables, advances on contracts and accrued expenses arising in the ordinary course of business, (v) all capitalized lease obligations of that Person, (vi) all Debt of others secured by a Lien on any asset of that Person, whether or not that Debt is assumed by that Person (provided that if the obligations so secured have not been assumed in full by that Person or are not otherwise that Person’s legal liability in full, then those obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of those obligations and (2) the fair market value of those assets, as determined in good faith by the board of directors or other managing body of that Person and (b) the amount of obligations as have been assumed by that Person or which are otherwise that Person’s legal liability), and (vii) all guarantees by that Person of or with respect to Debt of others (other than endorsements in the ordinary course of business), in each case to the extent of the Debt guaranteed.
       “GAAP” means generally accepted accounting principles in the United States as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the

American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable to the circumstances as of the date of determination.
       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings thereunder.
       “Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.
       “Subsidiary” means any corporation or other entity of which at least a majority of the outstanding stock or other beneficial interests having by the terms thereof ordinary voting power to elect a majority of the full board of directors or other governing body of such corporation or other entity (irrespective of whether or not at the time stock or other beneficial interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by us, or by one or more of our Subsidiaries, or by us and one or more of our Subsidiaries.

UNDERWRITING
       The company and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

	Principal Amount	Principal Amount
Underwriters	of 4.70% Notes due 2010	of 5.20% Notes due 2015

Citigroup Global Markets Inc.	$62,520,000	$62,520,000
Goldman, Sachs & Co.	62,520,000	62,520,000
J.P. Morgan Securities Inc.	62,520,000	62,520,000
Bear, Stearns & Co. Inc.	8,920,000	8,920,000
BNP Paribas Securities Corp.	8,920,000	8,920,000
BNY Capital Markets, Inc.	8,920,000	8,920,000
Lazard Capital Markets LLC	8,920,000	8,920,000
Morgan Stanley & Co. Incorporated	8,920,000	8,920,000
SunTrust Capital Markets, Inc.	8,920,000	8,920,000
Wells Fargo Securities, LLC	8,920,000	8,920,000

Total	$250,000,000	$250,000,000

       The underwriters are committed to take and pay for all of the notes being offered, if any are taken.
       The 2010 notes and the 2015 notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.35% of the principal amount of the 2010 notes and up to 0.40% principal amount of the 2015 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of the 2010 notes and up to 0.25% principal amount of the 2015 notes. If all the notes are not sold at their respective initial offering prices, the underwriters may change the offering prices and the other selling terms.
       The 2010 notes and the 2015 notes are new issues of securities with no established trading market. The company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
       In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
       The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
       These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

       Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the Closing date, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
       Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any notes with a denomination of less than EUR50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.
       The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
       This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.
       The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
       The company estimates that its total expenses of the offering, excluding the underwriting discounts, will be approximately $400,000.
       The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

       Certain of the underwriters may make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between these underwriters and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from these underwriters based on transactions these underwriters conduct through the system. These underwriters will make the notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.
       Some of the underwriters and their respective affiliates have, from time to time, engaged in, and may in the future engage in, investment banking, financial advisory and other commercial relationships with us in the ordinary course of their business. They have received, or will receive, customary fees and commissions for these transactions and services. Each of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Goldman, Sachs & Co. or one of their affiliates has entered into one or more forward interest rate agreements with us. Additionally, affiliates of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. are customers of ours. JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is administrative agent and a lender under our unsecured $1.5 billion credit facility, and it and another affiliate of J.P. Morgan Securities Inc. provide cash management services to us. Citibank, N.A., an affiliate of Citigroup Global Markets, Inc., is a lender under our unsecured $1.5 billion credit facility. We intend to use the net proceeds of this offering to repay a portion of the outstanding indebtedness under our existing unsecured $1.5 billion credit facility. See “Use of Proceeds.” Additionally, Goldman, Sachs & Co. was engaged as our financial advisor in connection with our recent acquisition of the human resources consulting and outsourcing businesses of Mellon Financial Corporation and has provided and may continue to provide brokerage services to us in connection with our share repurchase program. Each of the underwriters and their respective affiliates, as applicable, have received customary fees and commissions and expense reimbursements in connection with the above described transactions and engagements.
      Because affiliates of certain of the underwriters are lenders under our unsecured $1.5 billion credit facility, and may receive more than 10% of the net proceeds of this offering when we repay outstanding borrowings under our unsecured $1.5 billion credit facility. Accordingly, this offering is being conducted pursuant to Rule 2710(h) of the NASD Conduct Rules.

LEGAL MATTERS
      Certain legal matters in connection with this offering will be passed on for us by Baker Botts L.L.P., Dallas, Texas, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.
EXPERTS
      The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The information incorporated by reference into this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2004 regarding the valuation of the intangible assets acquired in our fiscal year 2004 acquisitions, the CyberRep acquisition in fiscal year 2003 and the IMS, Andersen, and AFSA acquisitions in fiscal year 2002 have been so incorporated in reliance on the reports of Value Incorporated, given on the authority of said firm as experts in such matters.
WHERE YOU CAN FIND MORE INFORMATION
      We file proxy statements and annual, quarterly and special reports with the Securities and Exchange Commission (SEC). You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference room. Our SEC filings are also available to the public for a fee from commercial document retrieval services and free of charge at the web site maintained by the SEC at http://www.sec.gov. We also provide access to these reports on our web site at www.acs-inc.com. Information on our web site is not incorporated by reference in this prospectus supplement or the accompanying prospectus.
      Our Class A common stock is traded on the New York Stock Exchange and, therefore, the information we file with the SEC may also be inspected at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, NY 10005.
      This prospectus supplement and the accompanying prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its web site.
      You may also obtain a copy of our filings with the SEC, at no cost, by writing or telephoning us at the following address:

Affiliated Computer Services, Inc.
Attention: Investor Relations
2828 North Haskell Avenue
Dallas, Texas 75204
Telephone: (214) 841-8281

INFORMATION WE INCORPORATE BY REFERENCE
      The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with them, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for information superseded by this prospectus supplement or any report or other document subsequently filed with the SEC and incorporated by reference herein. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us and our financial condition and results of operations.

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2004;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2004, December 31, 2004 and March 31, 2005; and

•	Current Reports on Form 8-K filed on August 2, 2004*, August 16, 2004*, October 29, 2004*, December 20, 2004, March 17, 2005, May 31, 2005 and June 1, 2005.
      We also incorporate by reference additional documents that we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering. The information filed by us with the SEC in the future will update and supersede the information referenced above. Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate information “furnished” by us but not “filed” with the SEC pursuant to the applicable rules of the SEC.
      You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as to the date on the front of such document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

*	Indicates that the Current Report on Form 8-K submitted to the SEC includes information “furnished” pursuant to Items 7, 9, 12 or 7.01 of Form 8-K. Pursuant to the rules of the SEC, such information is not deemed to be “filed” for the purpose of the Securities Exchange Act of 1934 and is not incorporated into this prospectus supplement and the accompanying prospectus.

PROSPECTUS
$1,500,000,000
Affiliated Computer Services, Inc.
Senior Debt Securities
Subordinated Debt Securities
Class A Common Stock
Preferred Stock
Depositary Shares
Warrants

        We may offer from time to time:

•	Senior Debt Securities

•	Subordinated Debt Securities

•	Class A Common Stock

•	Preferred Stock

•	Depositary Shares

•	Warrants
      In addition, our chairman, Darwin Deason, may offer from time to time up to 1,504,562 shares of our Class A Common Stock.
      We will provide the specific terms of the offered securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

      Our Class A Common Stock is traded on the New York Stock Exchange under the trading symbol “ACS”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 24, 2001

ii

ABOUT THIS PROSPECTUS
      Generally, whenever we use the terms “we,” “our,” “us,” and “ACS,” we are referring to Affiliated Computer Services, Inc. and its subsidiaries. However, for purposes of the “Description of Notes,” the “Description of Capital Stock,” the “Description of Warrants” and the “Description of Depositary Shares” sections of this prospectus, and when the context otherwise requires, the terms “we,” “our,” “us,” and “ACS” refer only to Affiliated Computer Services, Inc.
      This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a “shelf” registration process. The registration statement also includes a prospectus under which ACS Trust I and ACS Trust II, two of our subsidiaries, may offer from time to time trust preferred securities guaranteed by us and we may offer our related subordinated debt securities. Under the shelf registration process, we may offer from time to time any combination of the securities described in these two prospectuses in one or more offerings with a total initial offering price of up to $1,500,000,000. This prospectus provides you with a general description of the senior debt securities, subordinated debt securities, Class A Common Stock, preferred stock, depositary shares and warrants we may offer. Each time we use this prospectus to offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering such as:

•	the type and amount of securities which we propose to sell;

•	the initial offering price of such securities;

•	the names and compensation of the underwriters or agents, if any, through or to which we will sell the securities;

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any material United States federal income tax considerations applicable to the securities; and

•	any other material information about the offering and the sale of the securities.
The prospectus supplement may also add, update, or change information contained or incorporated by reference in this prospectus. Please carefully read this prospectus and the prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
      Statements contained in this prospectus, incorporated by reference in this prospectus and contained in any accompanying prospectus supplement, that are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use the words “believes,” “expects,” “anticipates,” “estimates,” “may,” “could,” “potential” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of our company. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you purchase securities.
      The following list identifies some of the factors that could cause our actual results to differ from those expressed or implied by our forward-looking statements.

•	changes in demand for and pricing of information technology outsourcing, business process outsourcing, and systems integration services,

•	changes in regulation and governmental or public policy,

•	competition,

•	our ability to attract and retain skilled personnel,

•	changes in the financial condition of our customers,

•	general economic conditions, fluctuations in interest rates and fluctuations in currency exchange rates in countries in which we do business,

•	our ability to complete and integrate strategic acquisitions and alliances,

•	changes in the U.S. federal government spending levels for information technology services,

•	unexpected operational difficulties or cancellations of significant customer contracts, and

•	other factors we discuss in this prospectus, the applicable prospectus supplement and our other filings with the SEC.
AFFILIATED COMPUTER SERVICES, INC.
      We are a global, Fortune 1000 company delivering comprehensive business process outsourcing and information technology outsourcing solutions, as well as system integration services, to both commercial and federal government clients. We are based in Dallas, Texas and have offices primarily in North America, as well as Central America, South America, Europe, Africa and the Middle East. Our clients have time-critical, transaction-intensive information processing needs and we typically service these needs through long-term contracts.
      We were formed in 1988 to participate in the trend to outsource information processing requirements to third parties. This outsourcing enables businesses to focus on core operations, respond to rapidly changing technologies and reduce expenses associated with business processes and data processing. Our business strategy is to expand our client base and enhance our service offerings through both internal marketing and the acquisition of complementary companies. Our marketing efforts focus on developing long-term relationships with clients that choose to outsource mission critical business processes and information technology requirements. Our focus over the last several years has been to participate in the expanding business process outsourcing market. Our business expansion has been accomplished both from internal growth as well as through acquisitions.
      We serve two primary markets. Our largest market is the commercial sector. Within the commercial sector, which includes state and local governments, we provide business process outsourcing, systems integration services and technology outsourcing to a variety of clients nationwide, including healthcare providers, retailers, local municipalities, state agencies, wholesale distributors, manufacturers, utilities, financial institutions and insurance companies.
      We also serve the federal government market. Our services in this market are comprised of business process outsourcing, systems integration services and technology outsourcing. Within our federal government business, approximately half of our revenues are derived from civilian agencies, including the Department of Education, with the remaining half from Department of Defense agencies.
      Additional information concerning our business and operations is incorporated by reference herein from our other SEC filings and may be included in applicable prospectus supplements.
      Our principal executive offices are located at 2828 North Haskell Avenue, Dallas, Texas 75204. Our telephone number at that location is (214) 841-6111.

USE OF PROCEEDS
      Except as otherwise provided in the applicable supplement to this prospectus, we expect to use the net proceeds from the sale of the securities we are offering in this prospectus for general corporate purposes. These purposes may include:

•	repayment of indebtedness, including indebtedness incurred in connection with acquisitions;

•	redemption or repurchase of our securities;

•	additions to working capital;

•	capital expenditures; or

•	acquisitions.
      We will set forth specific information about the use of proceeds from the sale of the securities in the applicable prospectus supplement. Before any net proceeds are applied to the uses described above, the proceeds may be invested in short-term or marketable securities.
      If our chairman, Darwin Deason, sells any of his Class A Common Stock through this prospectus, we will not receive any proceeds from his sale of shares of Class A Common Stock. See “Selling Securityholder.”
RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

Fiscal Year Ended June 30,

1997	1998	1999	2000	2001

3.9	3.7	4.2	4.6	5.4
      For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense, amortization of debt issue costs and a portion of rental expense representative of interest.
DESCRIPTION OF DEBT SECURITIES
      The debt securities covered by this prospectus will be our general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. We will issue the debt securities under one or more separate indentures between us and a trustee named in the indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We sometimes call the senior indenture and the subordinated indenture the “indentures.”
      We have summarized selected provisions of the indentures and the debt securities below. You should read the indentures for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the forms of the indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part. Please read “Where You Can Find More Information.”
General
      The senior debt securities will constitute senior debt and will rank equally with all our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, any senior debt securities and all our other senior debt. In some cases, and as would be described in a prospectus supplement, a series of our subordinated debt may also be junior in some respects to a different series of subordinated debt. The indentures will not limit the amount of debt we may issue under the indentures, and, unless we inform you otherwise in the prospectus supplement, they will not limit the amount of other debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.
      We conduct a substantial part of our operations through our subsidiaries, and our subsidiaries generate a significant part of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are important sources of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.
      Unless we inform you otherwise in the prospectus supplement, the indentures and the debt securities will not contain:

•	any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction; or

•	provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.
      The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities;

•	whether a series of subordinated debt is junior in any respect to another series of subordinated debt;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the denominations in which we may issue the debt securities;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants this prospectus describes;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities issued by ACS or any other entity; and

•	any other terms of the debt securities.
      We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.
      If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, material tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.
Our Senior Debt Securities
      Generally speaking, our senior debt securities will rank equally with all of our other senior debt, except to the extent any such debt is secured by our assets.
      “Senior debt” is defined to include all debt, not expressed to be subordinate or junior in right of payment to any other indebtedness of ACS.
      Unless we inform you otherwise in the prospectus supplement, the term “debt” means:

•	indebtedness for borrowed money;

•	obligations evidenced by bonds, debentures, notes or similar instruments;

•	obligations, including reimbursement obligations, relating to letters of credit or similar instruments;

•	obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

•	capitalized lease obligations;

•	debt of a third party secured by a lien on any asset of ACS;

•	debt of others guaranteed by ACS to the extent of the guarantee; and

•	obligations for claims under derivative products.
      Any senior debt securities offered pursuant to the senior indenture will be senior in right of payment to our subordinated debt securities.
Our Subordinated Debt Securities
      Our subordinated debt securities will have a junior position to all of our senior debt. Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. Further, a series of subordinated debt may be junior in some respects to another series of subordinated debt. The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we fail to pay the principal, interest, premium or any other amounts on any senior debt when due; or

•	we default in performing any other covenant (a “covenant default”) in any senior debt if the covenant default allows the holders of that senior debt to accelerate the maturity of the senior debt they hold.
The subordinated indenture will not limit the amount of senior debt that we may incur.

      Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from making payments on the subordinated debt securities only for up to 179 days after holders of the senior debt give the trustee for the subordinated debt securities notice of a covenant default.
      Unless provided in a prospectus supplement, any subordinated debt securities offered pursuant to the subordinated indenture will rank equally in right of payment with each other and to our $230,000,000 original principal amount of 4% convertible subordinated notes due March 15, 2005 and our $316,990,000 original principal amount of 3.50% convertible subordinated notes due February 15, 2006.
      The subordinated indenture will prohibit us from making for a specified time period any payment of principal of or premium, if any, or interest on, or sinking fund requirements for, the subordinated debt securities during the continuance of any default in respect of senior debt, unless and until the default on the senior debt is cured or waived.
      Upon any distribution of our assets in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy or other similar proceeding relative to us, our creditors or our property, the holders of our senior debt will first be entitled to receive payment in full of the principal thereof and premium, if any, and interest due on the senior debt securities before the holders of the subordinated debt securities are entitled to receive any payment of the principal of and premium, if any, or interest on the subordinated debt securities. Because of this subordination, if we become insolvent, our creditors who are not holders of our senior debt or of our subordinated debt securities may recover less, ratably, than holders of our senior debt securities but may recover more, ratably, than holders of our subordinated debt securities.
      The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the indenture.
Global Certificates
      The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depository identified in a prospectus supplement. The specific terms of the depository arrangements with respect to any debt securities of a series will be described in a prospectus supplement.
      Unless otherwise specified in a prospectus supplement, debt securities issued in the form of a global certificate to be deposited with a depository will be represented by a global certificate registered in the name of the depository or its nominee. Upon the issuance of a global certificate in registered form, the depository for the global certificate will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global certificate to the accounts of institutions that have accounts with the depository or its nominee. The depository or its nominee are referred to in this prospectus as participants. The accounts to be credited shall be designated by the underwriters or agents of the debt securities, or by us if the debt securities are offered and sold directly by us.
      Ownership of beneficial interests in a global certificate will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global certificate will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository or its nominee for the global certificate. Ownership of beneficial interests in a global certificate by persons that hold through participants will be shown on, and the transfer of that ownership interest within a participant will be effected only through, records maintained by that participant. The laws of some jurisdictions require that some purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global certificate.
      So long as the depository for a global certificate in registered form, or its nominee, is the registered owner of the global certificate, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities of the series represented by the global certificate for all purposes under the indentures. Except as set forth below, owners of beneficial interests in a global certificate will not be entitled to have debt securities of the series represented by the global certificate registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders of the global certificate under the applicable indenture.
      Payment of principal of, premium, if any, and any interest on debt securities of a series registered in the name of or held by a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner or the holder of a global certificate representing the debt securities. None of us, the trustee, any paying agent, or the applicable debt security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate for debt securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.
      We expect that the depository for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent global certificate, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global certificate as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a global certificate held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in street name, and those payments will be the responsibility of the participants. However, we have no control over the practices of the depository and/or the participants and there can be no assurance that these practices will not be changed.
      Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to particular nominees of the depository.
      Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by The Depository Trust Company and its participants.
Events of Default
      Under the indentures an event of default, unless a prospectus supplement provides otherwise, will mean any of the following:

•	our failure to pay principal of or any premium on any debt securities of that series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days;

•	our failure to comply with any of our covenants or agreements in the debt securities of that series or the applicable indenture, other than an agreement or covenant that we have included in that indenture solely for the benefit of other series of debt securities, for the period of days specified in the applicable prospectus supplement after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that indenture that are affected by that failure;

•	certain defaults with respect to our debt (other than the debt securities of that series) in an aggregate principal amount in excess of that dollar amount specified in the related prospectus supplement and supplemental indenture for the debt securities, which consists of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt;

•	specified events involving our bankruptcy, insolvency or reorganization; or

•	any other event of default provided for that series of debt securities.
      An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers on good faith that the withholding of notice is in the best interests of the holders.
      If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default, or, in some cases, 25% in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class, may declare the principal of and all accrued and all unpaid interest on those debt securities to be due and payable. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of and all accrued and unpaid interest on all the debt securities will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default, or of all senior debt securities or subordinated debt securities affected, voting as one class, may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under either of the indentures may give rise to cross defaults on our other indebtedness.
      The indentures will limit the right to institute legal proceedings. No holder of any debt securities will have the right to bring a claim under an indenture unless:

•	the holder has given written notice of a continuing default for that series to the trustee;

•	the holders of not less than 25% of the aggregate principal amount of debt securities of the series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as the trustee may require;

•	the trustee has not commenced an action within 60 days of receipt of the notice and indemnification; and

•	during the 60-day period following receipt of the notice and indemnification, no direction inconsistent with the request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the debt securities of the series then outstanding.
Subject to applicable law and any applicable subordination provisions, the holders of debt securities may enforce payment of the principal of or premium, if any, or interest on their debt securities.
      Except as provided in the next sentence, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee. The trustee may decline to follow the holders’ direction if, being advised by counsel, the trustee determines that the action is not lawful, or if the trustee in good faith determines that the action would unduly prejudice the holders of the debt securities not taking part in the action or would impose personal liability on the trustee.
      Each indenture will provide that, in case an event of default in respect of a particular series of debt securities has occurred, the trustee must use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee is under no obligation to exercise any of its rights or power under the indenture at the request of any of the holders of the debt securities of any series unless they have furnished to the trustee reasonable security or indemnity.
      We will be required to furnish to the trustee an annual statement as to our fulfillment of all of our obligations under the relevant indenture.

Defeasance
      When we use the term “defeasance,” we mean discharge from some or all of our obligations under an indenture. If we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).
      If we effect a covenant defeasance of a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

•	register the transfer or exchange of debt securities;

•	replace stolen, lost or mutilated debt securities; and

•	maintain paying agencies and hold moneys for payment in trust.
      Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.
Consolidation, Merger or Sale of Assets
      Each indenture will generally permit us to consolidate or merge with another entity. The indentures will also permit us to sell all or substantially all of our property and assets. However, we will only consolidate or merge with or into any other entity, or sell all or substantially all of our assets, in accordance with the terms and conditions of the indentures. The indentures provide that we may consolidate with another entity to form a new entity, or merge into any other entity, or transfer or dispose of our assets substantially as an entirety to any other entity only if:

•	the resulting or surviving entity assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and the debt securities; and

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing.
      The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity.
Modification and Waiver
      We may amend or supplement either indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the applicable indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on any debt security;

•	reduce the principal of, premium on or any mandatory sinking fund payment for any debt security;

•	change the stated maturity of any debt security;

•	reduce any premium payable on the redemption of any debt security or change the time at which any debt security may or must be redeemed;

•	change any obligation to pay additional amounts on any debt security;

•	make the payments on any debt security payable in any currency or currency unit other than as the debt security originally states;

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the applicable indenture or to make any change in the applicable indenture’s provisions for modification;

•	waive a continuing default or event of default regarding any payment on any debt security; or

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security.
      We and the applicable trustee may agree to amend or supplement either indenture or waive any provision of either indenture without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for or add guarantees of any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series in any material respect;

•	to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect; and

•	to provide for the acceptance of a successor or another trustee.

      The holders of a majority in principal amount of the outstanding debt securities of any series, or of all senior debt securities or subordinated debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.
Certificates and Opinions to be Furnished to the Trustee
      Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every time we ask the trustee to take action under the indenture, we must provide a certificate of some of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to the action have been complied with.
Report to Holders of Debt Securities
      We will provide audited financial statements annually to the trustee. The trustee will be required to submit an annual report to the holders of the debt securities discussing, among other things, the trustee’s eligibility to serve as trustee, the priority of the trustee’s claims regarding some advances made by it, and any action taken by the trustee materially affecting the debt securities.
The Trustee
      U.S. Trust Company of Texas, N.A. will initially serve as the trustee under both our senior and subordinated indentures.
      Pursuant to applicable provisions of the indentures and the Trust Indenture Act of 1939 governing trustee conflicts of interest, any uncured event of default with respect to any series of debt securities will force the trustee to resign as trustee under either the subordinated indentures or the senior indentures. Any resignation requires the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.
      The trustee may resign or be removed by us under certain circumstances specified in the indenture with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of that series.
      Each indenture will contain limitations on the right of the trustee thereunder, in the event that the trustee becomes our creditor, to obtain payment of claims in particular cases or to realize on some property received in respect of any claim as security or otherwise.

DESCRIPTION OF CAPITAL STOCK
      We may issue shares of our Class A Common Stock from time to time hereunder.
      Our authorized capital stock consists of:

•	500,000,000 shares of Class A Common Stock, $.01 par value,

•	14,000,000 shares of Class B Common Stock, $.01 par value, and

•	3,000,000 shares of preferred stock, $1.00 par value.
      The relative rights and limitations of the Class A Common Stock and the Class B Common Stock, as well as our preferred stock, are summarized below. We refer you to our certificate of incorporation and bylaws, copies of which have been filed as exhibits to our reports or registration statements filed with the SEC, for the complete terms of our capital stock.
Class A Common Stock and Class B Common Stock

Voting Rights
      Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes on all matters submitted to a vote of the stockholders. Except as otherwise provided by law, Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented for a vote of the stockholders. Neither class of our common stock has cumulative voting rights.

Conversion of Class B Common Stock
      Class A Common Stock has no conversion rights. Each share of Class B Common Stock is convertible at any time, at the option of and without cost to the stockholder, into one share of Class A Common Stock upon surrender to our transfer agent of the certificate or certificates evidencing the Class B Common Stock to be converted, together with a written notice of the election of a stockholder to convert shares into Class A Common Stock. Shares of Class B Common Stock will also be automatically converted into shares of Class A Common Stock on the occurrence of events described below. Once shares of Class B Common Stock are converted into shares of Class A Common Stock, the shares may not be converted back into Class B Common Stock.
      Upon the death or permanent incapacity of any Class B holder, the holder’s Class B Common Stock shall automatically be converted into Class A Common Stock. All shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on the ninetieth day after the death of our chairman, Darwin Deason, or upon the conversion by Mr. Deason of all Class B Common Stock beneficially owned by Mr. Deason into shares of Class A Common Stock.
      Subject to compliance with applicable securities laws, shares of Class B Common Stock are freely transferable among permitted transferees, but any other transfer of Class B Common Stock will result in its automatic conversion into Class A Common Stock. The restriction on transfers of shares of Class B Common Stock to other than a permitted transferee may preclude or delay a change in control of our capital stock.
      No person or entity holding shares of Class B Common Stock may transfer the shares, whether by sale, assignment, gift, bequest, appointment or otherwise, except to certain permitted transferees.

Dividends and Liquidation Rights
      The holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends out of assets legally available therefore at times and in amounts as the Board of Directors may from time to time determine. Subject to any rights of preferred stock, upon liquidation and dissolution of ACS, the holders of Class A Common Stock and Class B Common Stock are entitled to receive all assets available for distribution to stockholders.

Other Rights
      The holders of Class A Common Stock and Class B Common Stock are not entitled to preemptive or subscription rights. This means that holders of common stock do not have rights to buy any portion of securities we may issue in the future. There are no redemption or sinking fund provisions applicable to the common stock.
Rights Agreement
      On August 5, 1997, we entered into a rights agreement and authorized and declared a dividend distribution of one right for each share of Class A Common Stock and one right for each share of Class B Common Stock, each as outstanding at the close of business on August 25, 1997. Class A Common Stock and Class B Common Stock issued after August 25, 1997 have been and will be issued with an associated right. On April 2, 1999, we amended and restated the rights agreement in order to comply with changes in Delaware law. We have summarized the material provisions of our amended and restated stockholder rights plan below. The summary is not complete. The terms of our stockholder rights plan are fully described in our amended and restated rights agreement dated as of April 2, 1998, which is incorporated in this prospectus by reference. See “Where You Can Find More Information.”
      Under the amended and restated rights agreement, each share of Class A Common Stock and Class B Common Stock that we issue is accompanied by the right, under specified circumstances, to purchase one share of Class A Common Stock at a price of $150.00, subject to adjustments. The rights will expire on August 25, 2007, unless this date is extended by us or unless we have already redeemed the rights. Until the distribution date:

•	the rights are not exercisable,

•	the rights can only be transferred with the Class A Common Stock and/or Class B Common Stock, and

•	the stock certificates representing shares of our Class A Common Stock and Class B Common Stock also represent the rights attached to our Class A Common Stock and Class B Common Stock.
      The distribution date is the date, after the date of the rights agreement, that is the earliest of:

•	ten business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Class A Common Stock, other than:

•	us and certain related entities;

•	Darwin Deason and certain entities related to him; and

•	any person or group of affiliated or associated persons who acquires 15% or more:

•	inadvertently and subsequently divest the excess stock over 14.9%,

•	through a reduction in the number of outstanding shares of Class A Common Stock by our board of directors, including a majority of those directors not associated with the person or group of affiliated or associated persons, and the person or group of affiliated or associated persons does not acquire any additional shares, or

•	through a stock acquisition or tender or exchange offer pursuant to a definitive agreement approved by our board of directors, including a majority of those directors not associated with the acquiring person or group of affiliated or associated persons, prior to the execution of the agreement or the public announcement of the offer; or

•	ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Class A Common Stock.
      Pursuant to the terms of the rights agreement, the rights separate from the shares of our common stock on the distribution date. The rights of the person or group that triggered the distribution date will be void. As soon as practical after the distribution date, we will mail the holders of record certificates representing the rights. The rights will become exercisable to purchase either the number of shares of Class A Common Stock or the common stock of the acquiring company, as applicable, having a market value of two times the applicable exercise price of the right. The exercise price at the time of the plan’s creation was $150.00, however the exercise price and the number of shares that are evidenced by each right are subject to adjustment from time to time as set forth in the rights agreement in order to prevent dilution. After the distribution date but before any person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 50% or more of the Class A Common Stock, our board of directors may exchange the rights, other than the rights of the person or group of affiliated or associated persons that triggered the distribution date, in whole or in part, at an exchange ratio of one share of Class A Common Stock per right, subject to adjustment.
      Unless the rights have expired or been redeemed or exchanged, they may be exercised after the distribution date at the option of the holders as provided in the rights agreement. Until a right is exercised, the holder of the right will have no rights as a stockholder of us, including, without limitation, the right to vote, or to receive dividends.
      Under certain conditions set forth in the rights agreement, our board of directors may, at its option, direct us to redeem the rights in whole, but not in part, at a price of $0.01 per right. In addition, our board of directors may extend or reduce the period during which the rights are redeemable, so long as the rights are redeemable at the time of such extension or reduction. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.
      Our board of directors may amend or supplement the terms of the rights without the consent of the holders, including an amendment to extend the date on which the rights expire, except that from and after the distribution date no such amendment may adversely affect the basic economic interests of the holders of the rights.
      The rights agreement is intended to protect our stockholders in the event of an unsolicited attempt to acquire us. Our rights could prevent or delay a takeover of us by causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Our rights should not interfere with any merger or other business combination approved by our board of directors, since our stockholder rights may be redeemed by us for a price of $0.01 per rights as described above.
Preferred Stock
      We have no preferred stock outstanding. This section describes the general terms and provisions of the preferred stock that we may offer by this prospectus. We may issue preferred stock in one or more series. Each series of preferred stock will have its own rights and preferences. We will describe in a prospectus supplement:

•	the specific terms of the series of any preferred stock offered through this prospectus, and

•	any general terms outlined in this section that will not apply to those shares of preferred stock.

This summary of terms is not complete. For additional information before you buy any preferred stock, you should read our certificate of incorporation and bylaws that are in effect on the date that we offer any preferred stock, as well as any applicable amendment to our charter designating terms of a series of preferred stock.
      Under our certificate of incorporation, we have the authority to issue up to 3,000,000 shares of preferred stock. Prior to issuing shares of preferred stock of a particular series, our board of directors will determine or fix the terms of that series of preferred stock, including:

•	voting rights,

•	redemption provisions,

•	conversion rights,

•	dividend rights,

•	any sinking fund provisions,

•	any transfer restrictions, and

•	preferences in liquidation.
      When we issue shares of preferred stock, they will be fully paid and nonassessable. This means the full purchase price for the outstanding preferred stock will be paid at issuance and that you and the purchaser of those shares of preferred stock will not be required later to pay us any additional amount for that preferred stock. The preferred stock will have no preemptive rights to subscribe for any additional securities that we may issue in the future. This means that purchasers will not receive any rights to buy any portion of the securities that we may issue in the future.
      Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, our board of directors may grant the holders of any series or class of preferred stock preferences, powers and rights senior to the rights of holders of shares of our common stock. It is not possible to state the actual effect of the authorization and issuance of additional series of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific terms, rights and preferences of a series of preferred stock. These effects might include, among other things:

•	granting the holders of preferred stock priority over the holders of our common stock with respect to the payment of dividends;

•	diluting the voting power of our common stock; or

•	granting the holders of preferred stock preference with respect to liquidation rights.
In addition, the issuance of preferred stock may, under some circumstances, render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.
Certificate of Incorporation and Bylaws
      Our certificate of incorporation and bylaws contain several provisions that may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt. Among other things, these provisions require:

•	80% vote of stockholders to amend some provisions of our certificate of incorporation or our bylaws;

•	permit only our chairman, president or a majority of our board of directors to call stockholder meetings; and

•	permit directors to be removed, with or without cause, only by vote of at least 80% of the combined voting power.

      Our certificate of incorporation does not provide for cumulative voting. Any action required or permitted to be taken by our stockholders may be taken at a duly called annual or special meeting of stockholders. The bylaws provide that special meetings of the stockholders may be called only by the chairman of the board of directors, the president or a majority of the members of the board of directors. These provisions could have the effect of delaying until the next annual stockholders’ meeting actions that are not favored by the holders of a majority of the voting power of our outstanding capital stock. Moreover, the bylaws authorize the stockholders to take action by written consent signed by the holders of a majority of the voting power of our outstanding capital stock, provided that written notice is given to those stockholders who have not consented in writing.
      Under the Delaware General Corporation Law, the approval of a Delaware corporation’s board of directors, in addition to stockholder approval, is required to adopt any amendment to the company’s certificate of incorporation, but the exclusive power to adopt, amend and repeal the bylaws is conferred solely upon the stockholders, unless the corporation’s certificate of incorporation also confers the power on its board of directors. Our certificate of incorporation grants the power to amend the bylaws to the board of directors. Our certificate of incorporation also contains provisions permitted under the Delaware General Corporation Law that limit the liability of directors.
      In addition to these provisions of the certificate of incorporation and bylaws, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts the consummation of some business combination transactions, including mergers, stock and asset sales and other transactions resulting in financial benefit to the stockholder, between a Delaware public corporation and an “interested stockholder” for a period of three years after the date the interested stockholder acquired its stock. An “interested stockholder” is defined as a person who, together with any of the person’s affiliates and/or associates, beneficially owns 15% or more of any class or series of stock entitled to vote in the election of directors. However, a person is not an “interested stockholder” if:

•	the transaction is approved by (1) the corporation’s board of directors prior to the date the interested stockholder acquired the shares or (2) a majority of the board of directors and by the affirmative vote of the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including the shares owned by the interested stockholder; or

•	the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder.
      Section 203 of the Delaware General Corporation Law is intended to discourage some takeover practices by impeding the ability of a hostile acquirer to engage in some types of transactions with the target company. Moreover, the bylaws contain a provision that permits any contract or other transaction between ACS and any of our directors, officers or stockholders, or any corporation or firm in which any of them are directly or indirectly interested, to be valid notwithstanding the presence of the director, officer or stockholder at the meeting authorizing the contract or transaction, or his participation or vote in the stockholder’s meeting or authorization, subject to conditions, including disclosure.
Transfer Agent and Registrar
      First City Transfer Company, our affiliate, serves as transfer agent and registrar for the Class A Common Stock and preferred stock.
New York Stock Exchange Listing
      Our Class A Common Stock is listed for trading on the New York Stock Exchange under the symbol “ACS”.

DESCRIPTION OF DEPOSITARY SHARES
      We have no depositary shares outstanding. We may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named in the deposit agreement and the holders from time to time of the depositary receipts. You are encouraged to read the deposit agreement and depositary receipts.
      Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by the depositary receipt he owns, to all the rights and preferences of the preferred stock represented by the depositary shares, including:

•	dividend rights,

•	voting rights,

•	conversion rights,

•	redemption rights, and

•	liquidation rights.
      The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following us issuing and delivering the preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts. A prospectus supplement will include the form of deposit agreement and depositary receipt. These documents will include the provisions described in this prospectus.
Dividends and Other Distributions
      The preferred stock depositary will distribute all cash dividends or other cash distributions received relating to the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by those holders, subject to some obligations of holders to:

•	file proofs, certificates and other information; and

•	pay some charges and expenses to the preferred stock depositary.
In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled to the distribution, subject to some obligations of holders to:

•	file proofs, certificates and other information; and

•	pay some charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make those distributions, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to holders of the relevant depositary receipts. No distribution will be made relating to any depositary share to the extent that it represents any preferred stock converted into other securities.
Withdrawal of Stock
      Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders of those depositary receipts will be entitled to delivery at the corporate trust office, to or upon that holder’s order, the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the depositary receipts owned by the holder. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by the depositary share surrendered as specified in the applicable prospectus supplement. However, holders of shares of preferred stock will not thereafter be entitled to receive depositary shares for such stock. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder surrendering the depositary receipt at the same time a new depositary receipt evidencing the excess number of depositary shares.
Redemption of Depositary Shares
      Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us.
      From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding. At such time, all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon redemption of the depositary receipts and any money or other property to which the holders of the depositary receipts redeemed were entitled upon redemption and surrender, which moneys or other property will be paid to the preferred stock depositary.
Voting of Preferred Stock
      Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by each holder’s depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions provided by the holder of the depositary shares. We will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to vote in accordance with the instructions provided by the holders.
      The preferred stock depositary will abstain from voting the amount of preferred stock represented by depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.
Liquidation Preference
      In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by the respective depositary receipt, as set forth in the applicable prospectus supplement.
Conversion of Preferred Stock
      The depositary shares will not be convertible into common stock or any other of our securities or property. Nevertheless, if available, the depositary receipts may be surrendered by holders of the depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by the depositary receipts surrendered into whole shares of common stock, other shares of our preferred stock or other shares of stock. We have agreed that upon receipt of instructions to convert and any amounts payable in respect of the conversion, we will cause the conversion of depositary receipts utilizing the same procedures as those provided for delivery of preferred stock to effect conversion of the depositary receipts. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.
Amendment and Termination of the Deposit Agreement
      The form of depositary receipt evidencing the depositary shares that represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the amendment has been approved by the existing holders of at least sixty-six and two-third percent (66 2/3%) of the depositary shares evidenced by the depositary receipts then outstanding. No amendment will impair the right, subject to some exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any amendment becomes effective will be deemed, by continuing to hold such receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended by such amendment.
      The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred stock depositary if the holders of a majority of each series of preferred stock affected by the termination consents to the termination. Upon a termination that has been consented to, the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts surrendered by the holder together with any other property held by the preferred stock depositary with respect to the depositary receipts surrendered by the holder. In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed;

•	there has been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of ACS and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock; or

•	each share of the related preferred stock has been converted into our securities not represented by depositary shares.

Charges of Preferred Stock Depositary
      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by those holders to be performed which are outside of those expressly provided for in the deposit agreement.
Resignation and Removal of Preferred Stock Depositary
      The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal of the preferred stock depositary will take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
      The preferred stock depositary will forward to holders of depositary receipts any reports, notices, proxy soliciting materials or other communications from us that are received by the preferred stock depositary with respect to the related preferred stock. Neither the preferred stock depositary nor us will be liable if it is prevented from or delayed in performing its obligations under the deposit agreement, by law or any circumstances beyond its control. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing their duties under the deposit agreement in good faith and without negligence (in the case of any action or inaction in the voting of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished.
      We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented by the depositary receipts for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give information to us and the preferred stock depositary, and on documents believed in good faith to be genuine and signed by a proper party. In the event the preferred stock depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on those claims, requests or instructions received from us.
DESCRIPTION OF WARRANTS
      We have no warrants outstanding. We may issue warrants for the purchase of our preferred stock, Class A Common Stock or debt securities by this prospectus. Warrants may be:

•	issued independently;

•	issued together with any other securities offered by any prospectus supplement;

•	issued through a dividend or other distribution to our stockholders; or

•	attached to or separate from securities.
We may issue warrants under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. You are encouraged to read the warrant before purchasing the same.
Warrants for Preferred Stock or Class A Common Stock
      In the applicable prospectus supplement, we will describe the terms of the warrants for the purchase of our preferred stock or Class A Common Stock, the warrant certificates and applicable warrant agreement, including, where applicable, the following:

•	the title of the warrants;

•	their aggregate number;

•	the price or prices at which we will issue them;

•	changes to the exercise price;

•	the designation, number and terms of the preferred stock or Class A Common Stock that can be purchased upon exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants that are issued with each of those securities;

•	any provisions for adjustment of the number or amount of shares of preferred stock or Class A Common Stock receivable upon exercise of the warrants;

•	the date, if any, on and after which the warrants and the related preferred stock or Class A Common Stock, if any, will be separately transferable;

•	the price at which each share of preferred stock or Class A Common Stock that can be purchased upon exercise of the warrants may be purchased;

•	the date on which the right to exercise them will commence and the date on which that right will expire;

•	the minimum or maximum number of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of material federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of the warrants.
Warrants for Debt Securities
      In the applicable prospectus supplement, we will describe the terms of the warrants for the purchase of our debt securities, the warrant certificates, and applicable warrant agreement, including the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants, the exercise price and the procedures, terms, limitations and conditions relating to the exercise of the warrants;

•	the designation and terms of any related debt securities with which the warrants are issued, and the number of the warrants issued with each debt security;

•	the date, if any, on and after which warrants and the related debt securities will be separately transferable;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	a discussion of the material United States Federal income tax considerations applicable to the warrants; and

•	any other terms of the warrants.
Prior to the exercise of the warrants, holders of warrants will not have any of the rights of holders of the debt securities that may be purchased upon exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the debt securities that may be purchased upon such exercise.
Exercise of Warrants
      Each warrant will entitle the holder of warrants to purchase for cash the principal amount of debt securities, shares of preferred stock or shares of Class A Common Stock at the exercise price as set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
      Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities, or shares of preferred stock or Class A Common Stock purchasable upon exercise of the warrant. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.
SELLING SECURITYHOLDER
      Darwin Deason founded ACS in 1988 and until February 1999 served as our chairman and chief executive officer. Since February 1999, he has continued to serve as the chairman of our board of directors. As of August 31, 2001 he owned beneficially 1,504,562 shares of our Class A Common Stock and all 3,299,686 shares of our outstanding Class B Common Stock.
      The following table sets forth information with respect to Mr. Deason’s beneficial ownership of Class A Common Stock, as adjusted to reflect the sale by Mr. Deason of up to 1,504,562 shares of Class A Common Stock registered for sale by the registration statement of which this prospectus is a part.

Shares of
	Shares of Class A Common			Class A Common Stock
	Stock Beneficially Owned			Beneficially Owned
	Prior to Offering(1)			After Offering(1)
Class A
		Percent of	Common Stock		Percent of
Name of Selling Securityholder	Number	Outstanding	Offered Hereby(1)	Number	Outstanding

Darwin Deason	1,504,562	3.16%	1,504,562	–0–	0%

(1)	These figures include 1,003,397 shares of Class A Common Stock owned by The Deason International Trust. Mr. Deason holds the sole voting power with respect to these shares through an irrevocable proxy granted by the trust. The investment power with respect to these shares is held by the trust. In addition, these figures include 7,310 shares owned by Mr. Deason’s spouse and her daughter. Mr. Deason disclaims beneficial ownership of these shares. These figures do not include the 3,299,686 shares of our Class B Common Stock which Mr. Deason beneficially owns. Each share of Class B Common Stock is convertible at any time, at Mr. Deason’s option, into one share of Class A Common Stock. In addition to the voting rights of the Class A Common Stock, each Class B Common Stock is entitled to 10 votes per share.

PLAN OF DISTRIBUTION
      We may sell the securities described in this prospectus in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the name or names of any managing underwriter or underwriters,

•	the purchase price of the securities from us,

•	the net proceeds to us from the sale of the securities,

•	any delayed delivery arrangements,

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation,

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any commissions paid to agents.
Sale Through Underwriters Or Dealers
      If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined prior to or at the time of sale, including at prevailing market prices or at prices related to prevailing market prices. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
      If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales Through Agents
      We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.
Delayed Delivery Contracts
      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
      We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.
LEGAL MATTERS
      The validity of the securities will be passed upon for us by Baker Botts L.L.P., Dallas, Texas.
EXPERTS
      The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended June 30, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Lockheed Martin IMS Corporation (A subsidiary of Lockheed Martin Corporation) at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein from our Current Report on Form 8-K filed on August 29, 2001, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements, information statements and other information with the SEC. You may read and copy this information, for a copying fee, at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. We encourage you to call the SEC at 1-800-SEC-0330 for more information about its public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Information about us is also available to the public from our website at http://www.acs-inc.com.

      Our Class A Common Stock is traded on the New York Stock Exchange and, therefore, the information we file with the Commission may also be inspected at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, NY 10005.
      This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its web site.
      You may also obtain a copy of our filings with the SEC, at no cost, by writing or telephoning us at the following address:

Affiliated Computer Services, Inc.
Attention: William L. Deckelman, Jr.
Executive Vice President, General Counsel and Secretary
2828 North Haskell Avenue
Dallas, Texas 75204
Telephone: (214) 841-6111

INFORMATION WE INCORPORATE BY REFERENCE
      The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information superseded by this prospectus or the applicable prospectus supplement. The prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us and our financial condition and results of operations.

•	our Annual Report on Form 10-K for the year ended June 30, 2001;

•	our Current Report on Form 8-K filed August 29, 2001; and

•	the description of our Class A Common Stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A, dated September 26, 1994, including any amendment or report filed for the purpose of updating such description.
      We also incorporate by reference additional documents that we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering. The information filed by us with the SEC in the future will update and supercede the information referenced above.
      You should rely only on the information incorporated by reference or provided in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as to the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

Prospectus Supplement

$500,000,000
Affiliated Computer Services, Inc.
$250,000,000 4.70% Senior Notes
due 2010
$250,000,000 5.20% Senior Notes
due 2015

PROSPECTUS SUPPLEMENT

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JPMorgan
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Morgan Stanley
SunTrust Robinson Humphrey
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